Filed Pursuant to Rule 424(b)(3)
Registration Statement No.
333-115317
333-115317-01

PROSPECTUS SUPPLEMENT NO. 1

(To Prospectus dated October 20, 2004)
$150,000,000

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.

2.00% SENIOR CONVERTIBLE NOTES DUE 2024
GUARANTEED BY AMERICAN AXLE & MANUFACTURING, INC.
AND
COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

       This prospectus supplement No. 1 supplements and amends the prospectus dated October 20, 2004 relating to $150,000,000 aggregate original principal amount of our 2.00% senior convertible notes due 2024 guaranteed by American Axle & Manufacturing, Inc. and shares of our common stock issuable upon conversion of the notes held by the selling securityholders

      The table beginning on page 44 of the prospectus sets forth information with respect to the selling securityholders and the respective amounts of notes beneficially owned by each selling securityholder that may be offered pursuant to the prospectus. The table is hereby supplemented and amended as follows:

	Principal Amount			Percentage of
	of Notes	Percentage	Number of Shares	Common
	Beneficially Owned	of Notes	of Common Stock	Stock
Name of Selling Securityholder	That May Be Sold	Outstanding	That May Be Sold	Outstanding

BTOP Multi-Strategy Master Portfolio Ltd. (formerly DB Equity Strategies Master Portfolio Ltd.)(18)	$400,000.00	*	7,217	*
Convertible Securities Fund(15)	$40,000.00	*	722	*
Credit Suisse First Boston LLC(16)	$1,050,000.00	*	18,944	*
Nations Convertible Securities Fund(28)	$6,210,000.00	4.14%	112,041	*

      The prospectus dated October 20, 2004, as amended and supplemented by this prospectus supplement No. 1 constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the notes and the common stock issuable upon conversion of the notes.

      Investing in the notes and common stock involves risks. See “Risk Factors” beginning on page 7 of the prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

THE DATE OF THIS PROSPECTUS SUPPLEMENT IS DECEMBER 22, 2004.